UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACt of 1934

(Amendment No. 3)*

NewAmsterdam Pharma Company N.V.

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

N62509 109

(CUSIP Number)

Steve R. Bailey

601 Union Street, Suite 3200

Seattle, WA 98101

Telephone: (206) 621-7200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 16, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N62509 109

1.	Name of Reporting Persons. Frazier Lifesciences Sponsor LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 3,968,000 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 3,968,000 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,968,000 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.5% (2)
14.	Type of Reporting Person (See Instructions) OO

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC and (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Lifesciences Sponsor LLC.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, and (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Frazier Life Sciences X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 7,301,333 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 7,301,333 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,301,333 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.2% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, (iii) 3,000,000 Ordinary Shares held directly by Frazier Life Sciences X, L.P., and (iv) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences IX, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by both Frazier Lifesciences Sponsor LLC and Frazier Life Sciences X, L.P.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, and (iii) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLS X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 7,301,333 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 7,301,333 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,301,333 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.2% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, (iii) 3,000,000 Ordinary Shares held directly by Frazier Life Sciences X, L.P., and (iv) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by both Frazier Lifesciences Sponsor LLC and Frazier Life Sciences X, L.P.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, and (iii) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLS X, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 7,301,333 shares (1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 7,301,333 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,301,333 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.2% (2)
14.	Type of Reporting Person (See Instructions) OO

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, (iii) 3,000,000 Ordinary Shares held directly by Frazier Life Sciences X, L.P., and (iv) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by both Frazier Lifesciences Sponsor LLC and Frazier Life Sciences X, L.P.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, and (iii) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Frazier Life Sciences Public Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 2,293,412 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 2,293,412 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,293,412 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.6% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLSP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 2,293,412 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 2,293,412 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,293,412 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.6% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLSP, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 2,293,412 shares (1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,293,412 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,293,412 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.6% (2)
14.	Type of Reporting Person (See Instructions) OO

(1)

Consists of 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Frazier Life Sciences Public Overage Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,993,798 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 1,993,798 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,993,798 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLSP Overage, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,993,798 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 1,993,798 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,993,798 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLSP Overage, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,993,798 shares (1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,993,798 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,993,798 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3% (2)
14.	Type of Reporting Person (See Instructions) OO

(1)

Consists of 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Frazier Life Sciences XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,043,495 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 1,043,495 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,043,495 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.2% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLS XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,043,495 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 1,043,495 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,043,495 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.2% (2)
14.	Type of Reporting Person (See Instructions) PN

(1)

Consists of 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. FHMLS XI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,043,495 shares (1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,043,495 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,043,495 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.2% (2)
14.	Type of Reporting Person (See Instructions) OO

(1)

Consists of 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. James N. Topper
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 12,632,038 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 12,632,038 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,632,038 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 14.2% (2)
14.	Type of Reporting Person (See Instructions) IN

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, (iii) 3,000,000 Ordinary Shares held directly by Frazier Life Sciences X, L.P., (iv) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024, (v) 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P., (vi) 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. and (vii) 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by both Frazier Lifesciences Sponsor LLC and Frazier Life Sciences X, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, and (iii) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 12,632,038 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 12,632,038 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,632,038 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 14.2% (2)
14.	Type of Reporting Person (See Instructions) IN

(1)

Consists of (i) 3,801,000 Ordinary Shares held directly by Frazier Lifesciences Sponsor LLC, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, (iii) 3,000,000 Ordinary Shares held directly by Frazier Life Sciences X, L.P., (iv) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024, (v) 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P., (vi) 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. and (vii) 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. Frazier Life Sciences X, L.P. is the sole member of Frazier Lifesciences Sponsor LLC. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by both Frazier Lifesciences Sponsor LLC and Frazier Life Sciences X, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024, (ii) 167,000 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Lifesciences Sponsor LLC that are exercisable within 60 days of February 16, 2024, and (iii) 333,333 Ordinary Shares that are issuable upon the exercise of warrants held directly by Frazier Life Sciences X, L.P. that are exercisable within 60 days of February 16, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Albert Cha
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 4,287,210 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 4,287,210 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,287,210 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.9% (2)
14.	Type of Reporting Person (See Instructions) IN

(1)

Consists of (i) 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P. and (ii) 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. James Brush
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 4,287,210 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 4,287,210 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,287,210 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 4.9% (2)
14.	Type of Reporting Person (See Instructions) IN

(1)

Consists of (i) 2,293,412 Ordinary Shares held directly by Frazier Life Sciences Public Fund, L.P. and (ii) 1,993,798 Ordinary Shares held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

1.	Name of Reporting Persons. Daniel Estes
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0 shares
	8.	Shared Voting Power 1,043,495 shares (1)
	9.	Sole Dispositive Power 0 shares
	10.	Shared Dispositive Power 1,043,495 shares (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,043,495 shares (1)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.2% (2)
14.	Type of Reporting Person (See Instructions) IN

(1)

Consists of 1,043,495 Ordinary Shares held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on 88,196,240 Ordinary Shares that were anticipated to be outstanding following the Issuer’s public offering (including the underwriters’ option to purchase an additional 5,871,909 Ordinary Shares of the Issuer in such public offering) as set forth in the Issuer’s final prospectus filed with the SEC pursuant to Rule 424(b)(5) on February 15, 2024.

CUSIP No. N62509 109

Item 1. Security and Issuer.

This Amendment No. 3 (“Amendment No. 3”) to Schedule 13D amends the statement on Schedule 13D filed on December 2, 2022 (the “Original Schedule 13D”) as amended on June 7, 2023 and August 15, 2023 (the “Prior Amendments”, and together with the Original Schedule 13D and this Amendment No. 3, the “Schedule 13D”) with respect to the Ordinary Shares (the “Ordinary Shares”) of NewAmsterdam Pharma Company N.V. (the “Issuer”), having its principal executive office at Gooimeer 2-35, 1411 DC Naarden, The Netherlands. Except as otherwise specified in this Amendment No. 3, all items in the Original Schedule 13D, as amended by the Prior Amendments, are unchanged. All capitalized terms used in this Amendment No. 3 and not otherwise defined herein have the meanings ascribed to such terms in the Original Schedule 13D.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 21, 2024	FRAZIER LIFESCIENCES SPONSOR LLC
	By	Frazier Life Sciences X, L.P., its sole member
	By	FHMLS X, L.P., its general partner
	By	FHMLS X, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FRAZIER LIFE SCIENCES X, L.P.
	By	FHMLS X, L.P., its general partner
	By	FHMLS X, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLS X, L.P.
	By	FHMLS X, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLS X, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.
	By:	FHMLSP, L.P., its General Partner
	By:	FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLSP, L.P.
	By:	FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLSP, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FRAZIER LIFE SCIENCES PUBLIC OVERAGE FUND, L.P.
	By:	FHMLSP Overage, L.P., its General Partner
	By:	FHMLSP Overage, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLSP OVERAGE, L.P.
	By	FHMLSP Overage, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLSP OVERAGE, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FRAZIER LIFE SCIENCES XI, L.P.
	By	FHMLS XI, L.P., its general partner
	By	FHMLS XI, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLS XI, L.P.
	By	FHMLS XI, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	FHMLS XI, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 21, 2024	By:	/s/ James Topper*
James Topper

Date: February 21, 2024	By:	/s/ Patrick Heron*
Patrick Heron

Date: February 21, 2024	By:	/s/Albert Cha**
Albert Cha

Date: February 21, 2024	By:	/s/ James Brush**
James Brush

Date: February 21, 2024	By:	/s/ Daniel Estes***
Daniel Estes

Date: February 21, 2024	By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

*	This Schedule 13D was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on July 31, 2017.
**	This Schedule 13D was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021.
***	This Schedule 13D was executed by Steve R. Bailey on behalf of the individual listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on April 18, 2022.